EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

Board of Directors
Global Med Technologies, Inc. and Subsidiary:

We consent to the incorporation by reference in Registration Statements (No. 333-28155, No. 333-39193, No. 333-45031, No. 333-69851, No. 333-60672, and No. 333-60674) on Form S-8 of Global Med Technologies, Inc. and subsidiary, of our report dated February 6, 2004, except for Notes 2 and 11, as to which are dated April 14, 2004, appearing in the Annual Report on Form 10-K of Global Med Technologies, Inc. and subsidiary for the years ended December 31, 2003, 2002 and 2001.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
April 14, 2004